                          [INTERPOOL, INC. LETTERHEAD]


Contact:  Raoul J. Witteveen
          (212) 916-3261


                                                      NEWS FOR IMMEDIATE RELEASE

INTERPOOL, INC. REPORTS PRO FORMA 1ST QUARTER INCOME PER SHARE BEFORE EXTRAORDINARY AND NON-RECURRING ITEMS INCREASED 15%;


PRINCETON, NJ, MAY 1, 1997 -- Interpool, Inc. (NYSE: IPX) reported today that its 1997 first quarter pro forma income per share, before extraordinary and non-recurring items, rose 15% to 31 cents per share, versus 27 cents per share on a comparable basis for the same period in 1996. Revenues during the first quarter of 1997 were $38,176,000, up 9% from $35,179,000 in 1996.

The first quarter of 1997 included interest expense related to the company's
9 7/8% Capital Securities from January 27, 1997, as well as dividends related to the company's 5 3/4% Convertible Preferred Stock until the redemption/conversion date of March 10, 1997. Accordingly, pro forma adjustments were made in both the 1996 and 1997 periods as if the Capital Securities had been issued on December 31, 1995, and the 5 3/4% Convertible Preferred Stock had been redeemed/converted on the same date.

Martin Tuchman, Chairman and Chief Executive Officer commented that the company's income per share before extraordinary and non-recurring items was a record for a first quarterly period, and is the direct result of the continued expansion of Interpool's container and chassis fleets during 1996 and 1997. The company added approximately 11,000 TEUs (twenty-foot-equivalent units) to its container fleet during the first quarter, bringing the total container fleet to approximately 312,000 container TEUs, in addition to the chassis fleet of approximately 57,000 units, while maintaining equipment utilization of 97%.
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Interpool 1Q97                      5/1/97                                Page 2



The company conducts its international container leasing business through its subsidiary Interpool Limited, while the domestic intermodal equipment leasing business is conducted by Interpool, Inc. and its other subsidiaries. During the first quarter of 1997, the Interpool Limited international container division's contribution to consolidated income before extraordinary and non-recurring items rose to $7,461,000 from $6,580,000 in 1996, while the domestic intermodal division's pro forma contribution increased to $1,385,000 from $918,000 (after deducting pro forma interest expense related to the 9 7/8% Capital Securities in both periods). Revenues for the first quarter of 1997 from the Interpool Limited international container division increased to $20,742,000 from $18,886,000 in 1996, while revenues from the domestic intermodal division rose to $17,434,000 from $16,293,000.

Mr. Tuchman noted that the company's wholly-owned subsidiary, Trac Lease, Inc. had recently been awarded a contract by the Grand Alliance Chassis Pool to administer a fleet of up to 42,000 marine shipping container chassis. Trac will also administer over 30 pool locations throughout the United States where the chassis are based. The 42,000 Grand Alliance chassis will make Trac one of the largest administrators of chassis in the world.

Notable events in the first quarter included the issuance of $75 million of 9 7/8% Capital Securities and the redemption/conversion of the 5 3/4% Cumulative Convertible Preferred Stock having an aggregate liquidation value of $75.9 million. Members of senior management converted all of their holdings of preferred stock, which amounted to approximately $10 million, into shares of Common Stock.

Also, during the first quarter the company split its Common Stock on a three-for-two basis, resulting in 50% more shares available for trading and announced a 12.5% dividend increase from the 1996 dividend rate, after giving effect to the stock split. The new dividend rate is 15 cents per share on an annualized basis.

Interpool, originally founded in 1968, is one of the world's leading lessors of intermodal dry cargo containers and is the second largest lessor of intermodal container chassis in the United States. Interpool leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.


                               ***TABLE FOLLOWS***
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                                 INTERPOOL, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except amounts per share)
                                   (Unaudited)


                                                                 ACTUAL                    PRO FORMA (1)
                                                          THREE MONTHS ENDED           THREE MONTHS ENDED
                                                                MARCH 31,                   MARCH 31,
                                                         1997           1996           1997           1996
                                                        -------        -------        -------        -------
REVENUES                                                $38,176        $35,179        $38,176        $35,179


LEASE OPERATING AND ADMINISTRATIVE EXPENSES               8,343          7,562          8,348          7,577
DEPRECIATION AND AMORTIZATION OF
 LEASING EQUIPMENT                                        8,531          7,937          8,531          7,937
GAIN  ON  SALE OF LEASING EQUIPMENT                        (329)          (271)          (329)          (271)
                                                        -------        -------        -------        -------
EARNINGS BEFORE INTEREST AND TAXES                       21,631         19,951         21,626         19,936
INTEREST EXPENSE, NET                                    11,062          9,853         11,487         11,453
                                                        -------        -------        -------        -------
INCOME BEFORE TAXES, EXTRAORDINARY LOSS                  10,569         10,098         10,139          8,483
  AND NON-RECURRING CHARGE
PROVISION FOR INCOME TAXES                                1,475          1,650          1,293            985
                                                        -------        -------        -------        -------
INCOME BEFORE EXTRAORDINARY LOSS
 AND NON-RECURRING CHARGE                                 9,094          8,448          8,846          7,498

EXTRAORDINARY LOSS ON RETIREMENT OF DEBT,
NET OF APPLICABLE TAXES OF $225                             328             --             --             --

NON-RECURRING CHARGE ACQUISITION OF
  PREFERRED STOCK OF SUBSIDIARY (2)                                      2,392                         2,392
                                                        -------        -------        -------        -------
NET INCOME                                              $ 8,766        $ 6,056        $ 8,846        $ 5,106
                                                        =======        =======        =======        =======


INCOME PER SHARE BEFORE EXTRAORDINARY
LOSS AND NON-RECURRING CHARGE:
  PRIMARY                                               $  0.30        $  0.28        $  0.31        $  0.27
  FULLY DILUTED                                              NA        $  0.27             NA             NA

EXTRAORDINARY LOSS ON RETIREMENT OF DEBT
  PRIMARY                                               $ (0.01)            NA             --             --
  FULLY DILUTED                                              NA             NA             --             --

PREMIUM PAID ON REDEMPTION OF PREFERRED STOCK (3)
  PRIMARY                                               $ (0.24)            NA             --             --
  FULLY DILUTED                                              NA             NA             --             --

NET INCOME PER SHARE:
  PRIMARY                                               $  0.04        $  0.28             --             --
  FULLY DILUTED                                              NA        $  0.27             --             --



WEIGHTED AVERAGE SHARES OUTSTANDING:
  PRIMARY                                                27,491         26,342         28,718         27,942
  FULLY DILUTED                                              NA         30,884             NA             NA



(1) Pro forma as if the 9 7/8% Capital Securities had been issued on December 31, 1995 and the 5 3/4% Cumulative Convertible Prefer had been redeemed or converted on that date.

(2) Represents a non-cash and non-recurring charge for accumulated dividends of its subsidiary, Trac Lease, Inc., which resulted fro the acquisition of the outstanding preferred stock of Trac Lease, Inc. through the issuance of Interpool, Inc. preferred stock charge has no impact on net income per share because unpaid dividends were included in the computation of net income per share

(3) Represents a non-recurring charge of $6,716 to retained earnings for the excess of the redemption price of 5 3/4% Cumulative Convertible Preferred Stock over the carrying amount expressed as an amount per share.